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                                                                     Exhibit 4.2


                         AMERICAN BIO MEDICA CORPORATION

                                PROMISSORY NOTE

May 28, 1999                                                            $125,000

                  American Bio Medica Corporation, a New York corporation (the "Company"), hereby promises to pay to the order of CC Investments, LDC the principal amount of $125,000 together with interest thereon calculated from the date hereof in accordance with the provisions of this Note.

                  This Note was issued pursuant to an Agreement, entered into as of April 30, 1999 (as amended and modified from time to time, the "Agreement"), between the Company and the original holder of this Note.

                  1. Payment of Interest. Except as otherwise expressly provided in paragraph 3(b) hereof, interest shall accrue at the rate of fourteen percent (14%)per annum on the unpaid principal amount of this Note outstanding from time to time, or (if less) at the highest rate then permitted under applicable law. The Company shall pay to the holder of this Note all accrued interest on the date the principal amount of this Note is due (whether at maturity or otherwise). Unless prohibited under applicable law, any accrued interest which is not paid on the date on which it is due and payable shall bear interest at the same rate at which interest is then accruing on the principal amount of this Note until such interest is paid. Interest shall accrue on any principal payment due under this Note and, to the extent permitted by applicable law, on any interest which has not been paid on the date on which it is due and payable until such time as payment therefor is actually delivered to the holder of this Note.

                  2. Payment of Principal on Note.

                  (a) Scheduled Payments. The Company shall pay the principal amount of $125,000 (or such lesser principal amount then outstanding) to the holder of this Note on May 28, 2000, together with all accrued and unpaid interest on the principal amount being repaid.

                  (b) Prepayments. The Company may, at any time and from time to time without premium or penalty, prepay all or any portion of the outstanding principal amount of the Note. In connection with each prepayment of principal hereunder, the Company shall also pay all accrued and unpaid interest to the date of prepayment on the principal amount of this Note being repaid.

                  3.       Events of Default.


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                  (a) Definition. For purposes of this Note, an Event of Default shall be deemed to have occurred if

                             (i)   the Company fails to pay when due and payable
(whether at maturity or otherwise) the full amount of interest then accrued on this Note or the full amount of any principal payment on this Note;

                             (ii)  the Company fails to perform or observe any
other material provision contained in this Note or in the Agreement, and such failure is not cured within 5 days after the occurrence hereof;

                             (iii) any representation, warranty or information
contained in the Agreement is false or misleading in any material respect on the date made;

                             (iv)  the Company or any subsidiary makes an
assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Company or any subsidiary bankrupt or insolvent; or any order for relief with respect to the Company or any subsidiary is entered under the Federal Bankruptcy Code; or the Company or any subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company or any subsidiary, or of any substantial part of the assets of the Company or any subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of any subsidiary) relating to the Company or any subsidiary under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Company or any subsidiary and either (A) the Company or any such subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (B) such petition, application or proceeding is not dismissed within 60 days;

                             (v)   a judgment in excess of $250,000 is rendered
against the Company or any subsidiary in any case not involving the dispute with Dr. Robert Freidenberg (disclosed in the Company's Form S-3 Registration Statement filed September 28, 1998)and, within 60 days after entry thereof, such judgment is not discharged in full or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged in full;or

                             (vi)  the Company or any subsidiary defaults in
the performance of any obligation if the effect of such default is to cause an amount exceeding $250,000 to become due prior to its stated maturity or to permit the holder or holders of such obligation to cause an amount exceeding $250,000 to become due prior to its stated maturity.

                  The foregoing shall constitute Events of Default whatever the reason or cause for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

                  (b) Consequences of Events of Default.


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                             (i) If any Event of Default has occurred the
interest rate on this Note shall increase immediately to the lesser of 18% or the highest interest rate permitted by law.

                             (ii) If an Event of Default of the type described
in subparagraph 3(a)(iv) has occurred, the aggregate principal amount of this Note (together with all accrued interest thereon and all other amounts due and payable with respect thereto) shall become immediately due and payable without any action on the part of the holders of this Note, and the Company shall immediately pay to the holders of this Note all amounts due and payable with respect to this Note.

                             (iii) If any Event of Default has occurred (other
than under subparagraph 3(a)(iv)), the holder of this Note may declare all or any portion of the outstanding principal amount of this Note (together with all accrued interest thereon and all other amounts due and payable with respect thereto) to be immediately due and payable and may demand immediate payment of all or any portion of the outstanding principal amount of this Note (together with all such other amounts then due and payable).

                             (iv) The holder of this Note shall also have any
other rights which such holder may have been afforded under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

                             (v) The Company hereby waives diligence,
presentment, protest and demand and notice of protest and demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time and that the holder hereof may accept security for this Note or release security for this Note, all without in any way affecting the liability of the Company hereunder.

                  4. Amendment and Waiver. Except as otherwise expressly provided herein, the provisions of this Note may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the holder of this Note.

                  5. Payments. All payments to be made to the holder of this Note shall be made in the lawful money of the United States of America in immediately available funds.

                  6. Place of Payment. Payments of principal and interest shall be paid by wire transfer of immediately available funds to an account designated by the holder of this Note.

                  7. Business Days. If any payment is due, or any time period for giving notice or taking action expires, on a day which is a Saturday, Sunday or legal holiday in the State of New York, the payment shall be due and payable on, and the time period shall automatically be extended to, the next business day immediately following such Saturday, Sunday or legal holiday, and interest shall continue to accrue at the required rate hereunder until any such payment is made.


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                  8. Governing Law. All issues and questions concerning the
construction, validity, enforcement and interpretation of this Note shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

                  9. Application of Payments. All payments shall be applied first, to accrued and unpaid interest on the unpaid principal balance of this Note and then to the unpaid principal balance of this Note.

                  10. Late Charge. If a payment of principal or interest to be made pursuant to this Note becomes past due for a period in excess of 5 days, The Company shall pay on demand to CCI a late charge of 2% of the amount of such overdue payment.

                  11. Costs of Collection. If any suit or action is instituted or attorneys are employed to collect this Note or any part hereof, the Company promises and agrees to pay all costs of collection, including all court costs and reasonable attorneys' fees based upon customary hourly rates and not a percentage of the indebtedness outstanding.

                  12. WAIVER OF JURY TRIAL. THE COMPANY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS NOTE WOULD BE BASED UPON DIFFICULT AND COMPLEX ISSUES AND THEREFORE, THE COMPANY AGREES THAT ANY COURT PROCEEDING ARISING OUT OF ANY SUCH CONTROVERSY WILL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.


                  IN WITNESS WHEREOF, the Company has executed and delivered this Note on May 28, 1999.


                                                 AMERICAN BIO MEDICA CORPORATION


Attest                                           By
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                                                 Its
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